Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
January 30, 2023	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
Paragon 28, Inc.	Houston	Singapore
14445 Grasslands Drive	London	Tel Aviv
Englewood, CO 80112	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re: Form S-3 Registration Statement (File No. 333-268082);

Up to 7,475,000 Shares of Common Stock, $0.01 par value per share

To the addressee set forth above:

We have acted as special counsel to Paragon 28, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 4,312,500 shares (the “Primary Shares”) of common stock, $0.01 par value per share (the “Common Stock”), including up to 562,500 shares of Common Stock that may be issued and sold upon exercise of the underwriters’ option to purchase additional shares, and the proposed sale of up to 3,162,500 shares of Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) by the selling securityholders (the “Selling Securityholders”) identified in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below), including up to 412,500 shares of Common that may be sold upon exercise of the underwriters’ option to purchase additional shares. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2022 (File No. 333-268082) (as amended, the “Registration Statement”), a base prospectus dated November 7, 2022 (the “Base Prospectus”), a preliminary prospectus supplement dated January 25, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated January 25, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated January 25, 2023, among the representatives of the several underwriters, the Selling Securityholders and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

January 30, 2023

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the Primary Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Primary Shares will have been duly authorized by all necessary corporate action of the Company, and the Primary Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

2.	The Secondary Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 30, 2023 and to the reference to our firm in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP